EXHIBIT 10.32
[AMENDED AND RESTATED]
DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN
FY 20[__] RESTRICTED STOCK UNIT AWARD AGREEMENT
(United States)
This Restricted Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock Units during the Company’s fiscal year 20[__]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.
The Company wishes to award to you a number of Restricted Stock Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the [Amended and Restated] Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Restricted Stock Units
The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units for that number of Restricted Stock Units communicated to you and set forth in the Company’s records (the “RSUs”), on the terms and conditions set forth in such communications, this Agreement and the Plan. Each RSU represents the right to receive, on the vesting date or dates set forth in Sections 3 and 4 hereof, one share of Stock.
2.Rights with Respect to the RSUs
The RSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock. Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Sections 3 or 4 hereof. [Your right to receive cash payments and other distributions with respect to the RSUs is more particularly described in Sections 7(b) and (c) hereof.]1
3.Vesting
Subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 10 below, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, [vesting schedule variable – to be based on
1 Note to Draft: The right to receive accrued dividends and distributions upon vesting is a variable term that may be excluded from the award agreement. All references to the payment of accrued dividends and distributions in this Agreement have been bracketed.

specific fixed dates] if you remain continuously employed by the Company or an Affiliate until the respective vesting dates.
4.Early Vesting; Forfeiture
If you cease to be employed by the Company or an Affiliate prior to the vesting of the RSUs pursuant to Section 3 hereof, your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited[, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof]. Notwithstanding the foregoing, the RSUs shall vest subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 10 below:2
(a)If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (using the standard definition set forth in Section 2.8 of the Plan), death or Disability, or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all of the RSUs shall lapse;
(b)[If the Company or an Affiliate terminates your employment involuntarily and not for Cause (using the standard definition set forth in Section 2.8 of the Plan) prior to the vesting of the RSUs pursuant to Section 3 hereof, then the RSUs will vest on a pro rata basis on the date of your termination of employment, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;]
(c)[If you have attained at least age 55 and your age and service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) is equal to or greater than 75 at the time you Retire (as defined under Section 4(h) below) (“Normal Retirement”) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your Normal Retirement;]
2 Note to Draft: The CEO has the flexibility, in his sole discretion, to include or exclude the provision in Section 4(b). In lieu of the provision, the CEO shall have the authority to provide for accelerated vesting upon a termination without Cause using the following alternative language:
[If the Company or an Affiliate terminates your employment involuntarily and not for Cause (using the standard definition set forth in Section 2.8 of the Plan) prior to the vesting of the RSUs pursuant to Section 3 hereof, then the RSUs will fully vest on the date of your termination of employment, provided that you execute a form of general release in a form acceptable to the Company.]
The intent is for the retirement provisions of Sections 4(c) and (d) to be included in annual grants and to have the flexibility to include or exclude these provisions in off-cycle grants.

(d)[If you Retire on or after age 55 with ten years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) but before Normal Retirement (“Early Retirement”), the RSUs will vest on a pro rata basis on the date of your Early Retirement, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;]
(e)If you terminate employment with the Company or an Affiliate due to death prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your death. No transfer by will or the Applicable Laws of descent and distribution of any RSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or
(f)If you terminate employment with the Company or an Affiliate on account of becoming Disabled (as defined below) prior to the vesting of the RSUs pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date on which you are determined to be Disabled. “Disabled” or “Disability” means (i) being treated as disabled under the applicable plan of long-term disability of the Company or an Affiliate; (ii) becoming eligible for disability benefits under the Social Security Act; or (iii) the Company, in its sole discretion, determines you to be “Disabled” for purposes of this Agreement. If you have met the age and service conditions set forth in Sections 4(c) or 4(d) at the time of becoming Disabled, then such disability shall only accelerate the payment of (and the lapse of restrictions with respect to) RSUs which are no longer subject to a substantial risk of forfeiture if such Disability constitutes a “disability” within the meaning of Code Section 409A (and the guidance issued thereunder) (a “Section 409A Disability”). If the Disability does not qualify as a Section 409A Disability, and you have met the foregoing age and service conditions, this Section 4(f) shall not apply to you and the RSUs shall be paid (and the restrictions with respect thereto shall lapse) at the time otherwise provided for under this Agreement.
(g)For purposes of this Agreement, “Good Reason” means:
▪    (i)    without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or

▪    (ii)    a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.
You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to settlement of the RSUs as provided hereunder upon a termination of employment for Good Reason.
(h)[For purposes of this Agreement, “Retire” means that you voluntarily terminate your employment with the Company and its Affiliates after having attained a combination of age and years of service that meets the requirements of either Section 4(c) or Section 4(d) above and, prior to such employment termination, you have: (i) given the Company’s Chief People and Diversity Officer (“CPDO”) or your immediate supervisor at least [one month’s][three months’]3 prior written notice (or such shorter period of time approved in writing by the CPDO or your immediate supervisor) of your intended retirement date and (ii) completed transition duties and responsibilities as determined by the CPDO and/or your immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them. Notwithstanding the foregoing, (x) you shall be deemed to Retire for purposes of this Section if your employment is involuntarily terminated by the Company without Cause after having met one of the age and service requirements set forth above, provided that you have timely completed transition duties and responsibilities as determined by the CPDO and/or your immediate supervisor, if any, in a satisfactory manner, as reasonably determined by either of them, and (y) if, at the time of giving the prior written notice of your intended retirement date referenced above, you have been designated by the Company’s Board of Directors as an “officer” of the Company as defined in SEC Rule 16a-1 and subject to Section 16 reporting obligations (an “Executive Officer”), then the required notice period shall be six months.]
5.Restriction on Transfer
3 Note to Draft: This provision to be three months for Vice Presidents and above, one month for all other individuals.

Except as contemplated by Section 4(e) hereof, none of the RSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs.
6.Application of Clawback Policy and Stock Ownership Policy
The RSUs and any rights to Stock or other property in connection with the RSUs are subject to terms and conditions of the Company’s Clawback Policy and Stock Ownership Policy (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting the RSUs, you voluntarily agree and acknowledge that: (a) the Policies have been previously provided to you, (b) the Policies are part of this Restricted Stock Unit Award Agreement, (c) the Company may cancel the RSUs, require reimbursement of Stock acquired under the RSUs and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, the RSUs, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 3.3.2 of the Plan.
7.Payment of RSUs; Issuance of Stock
(a)No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable RSUs vest, in accordance with the terms and conditions communicated to you and set forth in the Company’s records. After any RSUs vest pursuant to Sections 3 or 4 hereof, the Company shall promptly, but no later than 30 days following the applicable vesting date, cause to be issued in your name one share of Stock for each RSU [and pay to you any accumulated distributions pursuant to Sections 7(b) and (c) hereof], in each case less any applicable withholding taxes; provided, however, that any distribution [(including any distribution of amounts otherwise described in Sections 7(b) and (c) below)] to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder) on account of your termination of employment shall be made as soon as reasonably practicable after the first day of the seventh month following such termination (or, if earlier, the date of the specified employee’s death). For purposes of this Agreement, references to termination of employment shall mean “separation from service” under Code Section 409A. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock.
(b)[On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the

Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable settlement date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the RSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.]
(c)[On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall make a cash payment to you (or your beneficiary or, if none, your estate in the event of your death) equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to you during the period commencing on the Grant Date and ending on the applicable settlement date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any applicable withholding taxes. To the extent that the RSUs are forfeited prior to vesting, the right to receive such cash payment shall also be forfeited.]
8.Adjustments
In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Stock such that an adjustment of the RSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the RSUs.
9.Taxes
(a)You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the RSUs, [the receipt of cash payments and other distributions pursuant to Sections 7(b) and (c) hereof,] the vesting of the RSUs and the receipt of shares of Stock upon the vesting of the RSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the RSUs and the corresponding receipt of shares of Stock and cash payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Stock or cash otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the RSUs may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the RSUs, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 9(b), the Company shall withhold shares of Stock as provided in Section 9(b)(ii) above.

10.    [Restrictive Covenants4

    (a)    Non-Disclosure.
▪(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law, including the Defend Trade Secrets Act of 2016) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers,
4 Note to Draft: The restrictive covenants in Section 10 shall be included in grants to executive officers. The CEO shall have discretion whether or not to include these covenants in grants to other individuals.

wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
▪(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of your employment with the Company and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without Cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
▪(iii)    Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
▪(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.

(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without Cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
▪(i)    If you are a resident of California and subject to its laws, the restrictions set forth in this Section 10(b) above shall not apply to you.
▪(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(c)    Non-Solicitation. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company.

(d)    Non-Recruitment. You agree that during the course of your employment with the Company and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 10(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in Section 10(c) above and this Section 10(d) shall be limited to apply only where you use or disclose Confidential Information or Trade Secrets when engaging in the restricted activities.

(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood. By accepting this Agreement, you specifically recognize and affirm that strict compliance with terms of the covenants set forth in this Section 10 is required in order to vest in the RSUs and receive the shares of Stock. You agree that should all or any part or application of this Section 10 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in any RSUs and receive any of shares of Stock if you violated any of the terms of any of the covenants set forth in this Section 10.

    (f)    Survival of Covenants. The provisions and restrictive covenants in this

Section 10 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 10. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 10, prior to the commencement of any such affiliation or employment.

    (g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.

    (h)    Clawback and Forfeiture due to Violating Section 10. In the event that you violate any of the terms of this Section 10, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any shares of Stock received by you or your personal representative from the payment of any RSUs that vested [on or after any such violation or pursuant to Section 4 of this Agreement] and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such RSUs, and (ii) your unvested RSUs shall be immediately forfeited.]

11.    General Provisions
(a)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
(b)No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)Reservation of Shares. The Company shall at all times prior to the vesting of the RSUs reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.
(d)Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(e)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

    (f)    Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

    (g)    Arbitration. [Except for injunctive relief as set forth herein,]5 the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.

    (h)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 11(g) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.

    (i)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
        Darden Restaurants, Inc.
        Vice President, Compensation
        1000 Darden Center Drive
        Orlando, FL 32837
        LTI@darden.com

        (j)    Offset. Any severance or other payment or benefits to you under the
5 Note to Draft: This language only to be included in Agreements that contain the restrictive covenants in Section 10.

Company’s plans and agreements may be reduced in the Company’s discretion, by any amounts that you owe the Company under Section 6 or Section 10 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under Applicable Laws.

        (k)    Award Agreement and Related Documents. This RSU Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a RSU Grant. [You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. OR YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 6 AND SECTION 10 OF THIS AGREEMENT AND THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR RSU GRANT.]6 In connection with your RSU grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

6 Note to Draft: Active acceptance of the Agreement only to be included in Agreements that contain the restrictive covenants in Section 10.
13